Exhibit 10.28
*** Where this marking appears throughout this Exhibit 10.28, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

LESSEE OPERATED
FACILITIES LEASE AGREEMENT NO. 2019-00068

This Lessee Operated Facilities Lease Agreement No. 2019-00068 (“Agreement”) is entered into as of January 1, 2019 (“Effective Date”), by and between BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt” collectively with BKEP Materials, “Lessor”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Lessee”) Lessor and Lessee are sometimes referred to individually as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Lessor owns and/or leases certain facilities listed in Exhibit A-1 that are used to process, handle and store asphalt and has rights under certain rail leases listed in Exhibit A-2 (“Rail Leases”) that serve certain of the facilities listed in Exhibit A-1 (the facilities and Rail Leases, collectively, the “Facilities”); and

WHEREAS, Lessee desires to lease from Lessor the Facilities and Lessor desires to lease the Facilities to Lessee; and

WHEREAS, Lessee and Lessor are parties to that certain Master Facilities Lease Agreement and Master Facilities Sublease and Sublicense Agreement, each dated as of November 11, 2010 and expiring December 31, 2018 (the “2010 Agreements”); and

WHEREAS, the Parties desire to terminate and supersede the 2010 Agreements as of the Effective Date; and

WHEREAS, Lessee shall be responsible for operating and maintaining the Facilities as set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Article 1.    Definitions.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble and text of this Agreement have the meanings indicated and the following terms will have the meanings indicated below:

“2009 Agreements” means those certain Facilities Lease Agreements dated May 18, 2009 relating to the lease and use of Lessor’s Facilities in Austin, Texas; Dodge City, Kansas; Halstead, Kansas; Lawton, Oklahoma; Little Rock, Arkansas; Memphis, Tennessee; Salina, Kansas and Garden City, Georgia, and those certain Facility Sublease Agreements and Facility Sublicense Agreement, also dated May 18, 2009, relating to the sublease and/or sublicense of Lessor’s Facilities in Catoosa, Oklahoma, Ardmore, Oklahoma, Parsons, Tennessee, Muskogee, Oklahoma and El Dorado, Kansas.

“Abatement Equipment” has the meaning set forth in Section 10.8.

“Affiliate(s)” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise. For the purposes of this Agreement, however, Blueknight Energy Partners, L.P. and each of its subsidiaries, either direct or indirect, shall not be considered the Affiliate of Lessee and any of Lessee’s other Affiliates.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, rule or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to either Party and as amended or modified from time to time.

“Bankrupt” means a person or entity that (i) is dissolved, other than pursuant to a consolidation, amalgamation, or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management, or liquidation, other than pursuant to a consolidation, amalgamation, or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration, or other legal process levied, enforced, or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

“Business Day” means a twenty-four (24) hour period ending at 5:00 p.m., at the prevailing time in the Central Time Zone, on a weekday on which banks are open for general commercial business in Oklahoma City.

“Calendar Year” means a period of 365 consecutive days commencing on January 1st and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Calendar Year in which February has 29 days when the period will be 366 consecutive days.

“Casualty” has the meaning set forth in Section 12.9.

“Commencement Date” has the meaning set forth in Article 3.

“Confidential Information” has the meaning set forth in Article 9.

“Continuing Rail Use Rights” has the meaning set forth in Section 2.1(b).

“Cost” has the meaning set forth in Section 12.9.

“Default” or “Event of Default” means an occurrence of the events or circumstances described in Article 17.
“Defaulting Party” has the meaning set forth in Section 17.2.
“Disclosing Party” has the meaning set forth in Article 9.

“Encumbrances” has the meaning set forth in Section 26.

“Environmental, Health, Safety, Transportation, and Security Laws” shall mean and include all applicable federal, state, local, or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Authority relating to (i) the control of any pollutant, or protection of health or the air, water, or land; (ii) waste generation, handling, treatment, storage, disposal, discharge, release, emission, or transportation; (iii) exposure to hazardous, toxic, or other substances alleged to be harmful; (iv) the protection of any endangered or at-risk plant or animal life; (v) occupational or public health and safety; (vi) transportation, including transportation of materials; or (vi) site or homeland security, including prevention and disruption of terrorist attacks, the protection of the public, resources, and infrastructure, or response to terrorist attacks. Environmental, Health, Safety, Transportation, and Security Laws shall include, but not be limited to, the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the Occupational Health and Safety Act ("OSHA"), 29 U.S.C. § 651 et seq., the Ports and Waterways Safety Act, 33 U.S.C. § 1221 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and the Homeland Security Act, 6 U.S.C. § 101 et seq. and the Critical Infrastructure Information Act, 6 U.S.C. § 131 et seq.; and all applicable executive orders and state, local, and municipal laws, rules, regulations, statutes, ordinances, and orders dealing with the subject matter of the above federal statutes.

“Expiration Exercise Notice” has the meaning set forth in Section 28.2.

“Expiration Offered Facilities” has the meaning set forth in Section 28.2.

“Expiration ROFO Notice” has the meaning set forth in Section 28.2.

“Expiration ROFO Period” has the meaning set forth in Section 28.2.

“Facilities” has the meaning indicated in the Recitals.

“Facilities Lease Agreement” has the meaning set forth in the Recitals.

“Fixed Lessee Improvements” has the meaning set forth in Section 8.1.

“Force Majeure” means (i) strikes, lockouts, or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances, or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities, storage tanks, or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea, and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil, or military and whether legal or de facto or purporting to act under some constitutions, decree, law, or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated after the Effective Date by a Governmental Authority having or asserting jurisdiction , embargoes or export or import restrictions, expropriation, requisition, confiscation, or nationalization, (v) epidemics or quarantine, explosions, electric power shortages, (vi) breakage or accidents to equipment, machinery, plants, facilities, lines of pipe, or trucks or vessels, which were not reasonably foreseeable and which were not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 24 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome, or (vii) or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 24 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome.

“Formula” has the meaning set forth in Section 12.9.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority, or entity established or controlled by a government or subdivision thereof, including any legislative, administrative, or judicial body, or any person purporting to act therefor.

“Hazardous Materials” shall mean any (i) for the purpose of this Agreement, petroleum or petroleum products; (ii) asbestos or asbestos-containing materials; (iii) hazardous substances as defined by § 101(14) of CERCLA; (iv) radioactive substances; and (v) any other chemical, substance, or waste that is regulated by any Governmental Authority under any Environmental, Health, Safety, Transportation, and Security Law.

“Initial Offer” has the meaning set forth in Section 28.2.

“Last Look Offer” has the meaning set forth in Section 28.3.

“Lessee Indemnitees” has the meaning set forth in Section 11.2.

“Lessor Indemnitees” has the meaning set forth in Section 11.1.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, and costs (including reasonable attorneys’ fees and other fees, court costs, and other disbursements). The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement, or judicial or administrative order made or commenced by any Third Party or Governmental Authority.

“Loss Notice” has the meaning set forth in Section 12.9.

“Month” means a calendar month.

“Non-Compliance Notice” has the meaning set forth in Section 10.4.

“Performing Party” has the meaning set forth in Section 17.2.
“Permitted Encumbrances” has the meaning set forth in Section 26.
“Premises” has the meaning set forth in Section 2.3.

“Product” means asphalt-related goods.

“Rail Leases” has the meaning set forth in the Recitals.

“Receiving Party” has the meaning set forth in Article 9.

“Released Party” has the meaning set forth in Section 12.8.

“Releasing Party” has the meaning set forth in Section 12.8.

“Rejection Notice” has the meaning set forth in Section 28.2.

“Term” has the meaning set forth in Article 3.

“Term Exercise Notice” has the meaning set forth in Section 28.1.

“Term First Refusal Right” has the meaning set forth in Section 28.1.

“Term Offered Facilities” has the meaning set forth in Section 28.1.

“Term ROFR Notice” has the meaning set forth in Section 28.1.

“Term ROFR Period” has the meaning set forth in Section 28.1.

“Transfer” has the meaning set forth in Section 28.3.

“Third Party” means any entity other than Lessor, Lessee, or their respective Affiliates.

“Underlying Lease” has the meaning set forth in Section 2.1.

“Underlying Lessor” has the meaning set forth in Section 2.1.

“Volumes Report” has the meaning set forth in Section 23.1.

Article 2.    Premises and Uses.

2.1    Facilities.

(a)    Lessor owns and/or leases the Facilities described on Exhibit A-1. To the extent Lessor leases the Facilities, Lessee acknowledges this Agreement is deemed a “sublease” and is therefore further subject to the applicable lease agreement, which may be amended or revised from time to time, described in Exhibit A-3 describing Parsons, TN, Catoosa, OK; Ardmore, OK; El Dorado, KS (each applicable lease agreement referred to as an “Underlying Lease”).  The lessor under an Underlying Lease is referred to herein as the “Underlying Lessor.”  References to Underlying Lessor and the rights and obligations of

Underlying Lessor shall only apply at the respective subleased locations of Parsons, TN, Catoosa, OK; Ardmore, OK; El Dorado, KS. Lessee shall strictly comply with all rights and obligations set forth in any applicable Underlying Lease. Lessor shall not voluntarily terminate any Underlying Lease without Lessee’s prior written consent and shall consult with Lessee regarding any renewals of any Underlying Lease. If for any reason the term of any Underlying Lease shall terminate prior to the expiration or termination of the Term and the Parties are not otherwise able to procure the continuing use of the property covered by the Underlying Lease from the applicable Underlying Lessor (“Continuing Sublease Rights”), then this Agreement shall be automatically terminated with respect to the Facility covered by such Underlying Lease and the fees set forth in Exhibit B shall be equitably adjusted to reflect the partial termination as to such Facility.

(b)    Lessee shall have the rights of Lessor under the Rail Leases, and Lessee shall be subject to the terms and conditions of the Rail Leases and perform all obligations of Lessor as lessee under each of the Rail Leases which accrue during the Term (but not any obligations which survive the termination of any Rail Lease which is terminated prior to the expiration of the Term), except that Lessor shall be obligated to timely pay rents or other sums due thereunder so long as Lessee pays all rent due under this Agreement. Lessee agrees to indemnify Lessor, and hold Lessor harmless, from and against any and all claims, damages, losses, expenses, and liabilities (including reasonable attorneys’ fees) incurred as a result of Lessee’s non-performance or non-observance of any of Lessor’s obligations as lessee under the Rail Leases which, as a result of this Agreement, became an obligation of Lessee. If Lessee makes any payment to Lessor pursuant to this indemnity, Lessee shall be subrogated to the rights of Lessor concerning such payment. Lessee shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under the Rail Leases. Lessee shall look solely to the lessors under each of the Rail Leases for all services to be provided by such lessors thereunder and shall not, under any circumstances, seek nor require Lessor to perform any of such services, nor shall Lessee make any claim upon Lessor for any damages which may arise by reason of any such lessor’s default under the Rail Leases. However, Lessor shall reasonably cooperate with Lessee to exercise or enable Lessee to exercise any rights or remedies available to enforce each Rail Lease for Lessee’s benefit in the event of a default by the lessor under each Rail Lease. Lessor agrees to indemnify Lessee, and hold Lessee harmless, from and against any and all claims, damages, losses, expenses, and liabilities (including reasonable attorneys’ fees) incurred as a result of Lessor’s non-performance of its obligations with respect to the Rail Leases as set forth in this paragraph, so long as Lessee has paid all rent due under this Agreement. Lessor shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under the Rail Leases. Lessor shall not voluntarily terminate any Rail Lease without Lessee’s prior written consent and shall consult with Lessee with respect to any renewals of any Rail Lease. If for any reason the term of any Rail Lease shall terminate prior to the expiration or termination of the Term and the Parties are not otherwise able to procure the continuing use of the property covered by the Rail Lease from the applicable landlord (“Continuing Rail Use Rights”), then Lessee shall have the option to terminate this Agreement with respect to the Facility served by such Rail Lease or continue this Lease in effect, and in either case the fees set forth in Exhibit B shall be equitably adjusted to reflect the partial termination as to such Facility or continuation of the Lease without such rail service.

2.2    For the rentals and upon and subject to the terms and conditions hereinafter set forth, Lessor agrees to and hereby does lease (including sublease as applicable) the Facilities to Lessee, and Lessee agrees to and hereby does lease (including sublease as applicable) the Facilities from Lessor. This Agreement amends, restates and supersedes the 2009 Agreement and the 2010 Agreements.

2.3    The Facilities include the land, buildings, improvements, asphalt storage, rail track (if present), and processing assets (collectively, the “Premises”) along with the associated: (i) storage, use, and occupancy rights to, of, or in any buildings, fixtures, equipment, or other physical assets on the Premises or hereinafter constructed on the Premises, (ii) necessary rights of ingress, egress, storage, and transportation (including all existing rights to rail service) to, on, or over the Premises for Lessee and Lessee's agents, invitees, customers, or representatives, as reasonably necessary to further Lessee's operations at the Premises, and (iii) right to receive, use, and enjoy public and private utility services at the Premises, to include, but not limited to sewer, water, electricity, fuel, waste disposal, and telephone, all at Lessee's sole expense; provided, however, subject to Section 8.1, that nothing in this Section 2.3 shall be deemed to vest in Lessor title to any Lessee Improvements. Lessee may use the Premises for the uses permitted hereunder and for no other purpose unless agreed to in writing by the Parties.

2.4    Lessee accepts the Facilities on the Commencement Date of the Term of this Agreement AS-IS, WHERE-IS, and without warranty of any kind, express or implied, including, but not limited to, any warranty of habitability, suitability, or fitness for a particular purpose; provided, however, that the foregoing shall not constitute a waiver by Lessee of Lessor’s obligations with respect to, or Lessee’s acceptance of, any maintenance or repair items existing as of the Effective Date.

2.5    The Facilities are to be used for the receipt, storage, manufacturing, blending, shipping and delivery of Products and all purposes reasonably related thereto. No other uses are allowed without Lessor’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

2.6    No water rights or mineral rights of any type are conveyed to Lessee by this Agreement. Water may be used for all ordinary and necessary purposes incident to operation of the Facilities, including, without limitation for the manufacturing and for the dilution of Products, but for no other purpose without Lessor’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

Article 3.    Term.

This term of this Agreement shall be deemed to have commenced on January 1, 2019 (“Commencement Date”) and shall terminate on December 31, 2023 (the “Term”).

Article 4.    Compensation.

4.1    Except as provided elsewhere herein, during the Term of this Agreement, Lessee shall pay to Lessor the fees set forth on Exhibit B attached hereto.

4.2    All fees and charges reflected in Lessor’s invoices are due and payable within thirty (30) days of the date of receipt of Lessor’s invoice. Payment must be made by electronic wire transfer of same day available federal funds to Lessor’s account and bank, both as indicated on Lessor’s invoice. Invoices may be sent by electronic mail and telephone facsimile. Payments that are not disputed and that are not made within the agreed or designated terms shall bear interest from the original due date at the lesser of (i) the rate of 18% per annum and (ii) the highest rate allowed by Applicable Law. If Lessee disputes any portion of an invoice, Lessee must pay the undisputed portion of the invoice as set forth in this Section 4.2. Overdue amounts or disputed amounts that are resolved in favor of the Lessor will accrue interest at the Interest Rate from the date that payment is due until paid in full and Lessee will pay all of Lessor’s reasonable, out-of-pocket costs (including reasonable attorneys’ fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

Article 5.    Asphalt and Raw Materials.

Lessee shall be solely responsible to furnish all asphalt, related raw materials, and all Products at the Premises, including storage tank heels.

Article 6.    Contract Limited to Available Capability and Capacity.

Lessee will only process those qualities, grades, and quantities of Products that are compatible with the processing capabilities of the Premises as of the Effective Date, unless otherwise agreed by the Parties. Lessee shall not process at the Facilities any Products or other materials which damage the Facilities or reduce the capacity or capability of the Facilities and, in the event Lessee processes any such Product or material at the Facilities, Lessee shall repair and restore the Facilities to their condition immediately prior to the Commencement Date of this Agreement.

Article 7.    Title and Risk of Loss.

Title to asphalt, raw materials, and Products received, unloaded, stored, or otherwise handled at the Premises shall be in the name of Lessee, contractors, or its customers and asphalt, raw materials and Products shall be the sole responsibility of Lessee.

Article 8.    Improvements.

8.1    Subject to (i) Lessor's written approval, which approval may relate to design, location, construction methods, and installation procedures and which shall not be unreasonably withheld, conditioned or delayed and (ii) the terms, provisions, and conditions of this Agreement, Lessee may construct or place upon the Premises, at Lessee’s sole expense, improvements required by Lessee (“Lessee Improvements”) for the purpose of furthering Lessee's permitted use of the Premises. Such improvements, if permanently placed or affixed to the Premises, shall become the property of Lessor at termination or expiration of this Agreement (the “Fixed Lessee Improvements”), except as otherwise agreed to in writing by the Parties. Lessee shall not remove or dispose of any of the leased assets or Fixed Lessee Improvements at the Premises (but expressly excluding all other Lessee Improvements which may be removed at Lessee’s discretion) without the prior written approval of Lessor, such approval not to be unreasonably withheld, conditioned or delayed. Lessee shall notify Lessor within three (3) days of any damage to any part of the Premises. Nothing in this section shall limit Lessee’s right to remove its trade fixtures and moveable equipment installed by Lessee. Lessee shall not impair or negatively impact the original capability of the Facilities.

8.2    Subject to the prior written approval of Lessor, which approval shall not be unreasonably withheld, Lessee shall have the right to install and maintain signage at the Leased Premises at Lessee’s sole cost and expense (including but not limited to construction costs, permits, and licensing fees) and in conformity with all Applicable Laws, restrictive covenants, ordinances, rules, and regulations; provided that such signage shall only relate to Lessee’s occupancy of and operations on the Leased Premises. During the Term of this Agreement, Lessee shall maintain any such signage at the Leased Premises in good repair and in compliance with Applicable Laws. Upon the expiration or earlier termination of this Agreement, Lessee shall remove all signage and repair and restore any damage to the Premise resulting from the installation or removal of any such signage at Lessee’s sole cost and expense.

Article 9.    Confidentiality.

9.1    Confidential Information. The term “Confidential Information” means all nonpublic information, including technical information, trade or business secrets, or the like, disclosed by either Party to the other Party in carrying out the terms and purpose of this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation written or printed documents, email correspondence and attachments, electronic files, and computer disks, whether machine or user readable). “Confidential Information” includes, without limitation, information relating to a Party's research, development, trade secrets or business affairs that the Party treats as confidential. The Parties acknowledge and agree that any and all information regarding this Agreement, including without limitation the terms and conditions of this Agreement, shall be deemed to be Confidential Information. Without limiting the generality of the foregoing, Lessor acknowledges and agrees that all Volume Reports and the contents thereof submitted pursuant to Section 23.1 constitute Confidential Information. The term “Receiving Party” means a Party that receives Confidential Information of the other Party (“Disclosing Party”).

9.2    Restrictions on Disclosure. The Receiving Party shall maintain in confidence the Confidential Information so received and will not use such information, except to the extent permitted under this Agreement, to the detriment of the Disclosing Party, until such time as the Confidential Information so received enters the public domain other than by the act or omission of the Receiving Party. A Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to those of its employees, subcontractors, attorneys, agents, and consultants with a need to know the Confidential Information, subject to a nondisclosure obligation comparable in scope to this Article 9. Each Party shall protect the other Party’s Confidential Information using the same degree of care (but no less than a reasonable degree of care) that it uses to protect its own Confidential Information. The obligations imposed by this Section shall be during the Term of this Agreement and for six (6) years thereafter; provided, however, such obligations shall not apply to any Confidential Information that: (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party prior to the date of disclosure; (iii) is obtained by the Receiving Party from a Third Party not known by Receiving Party to be prohibited from disclosing the information without confidentiality restrictions or (iv) as required by Applicable Law or by regulation. A Receiving Party also may disclose Confidential Information to the extent required by a court or other Governmental Authority, provided that the Receiving Party, if not legally prohibited from doing so, promptly notifies the Disclosing Party of the disclosure requirement prior to disclosure and cooperates with the Disclosing Party (at the latter’s expense and at its request) to resist or limit the disclosure.

9.3    Injunctive Relief. Receiving Party acknowledges and agrees that a breach or threatened breach of the confidentiality obligations set forth herein may result in immediate and irreparable damage to the Disclosing Party for which there may be no adequate remedy at law, and, in such event, the Disclosing Party may seek appropriate injunctive relief. Disclosing Party’s pursuit of any remedy will not constitute a waiver of any other right or remedy available under this Agreement or under Applicable Law.

Article 10.    Environmental, Health, Safety, Transportation, and Security.

10.1    Lessee shall use the Premises only for the purpose contemplated by this Agreement and related purposes associated with asphalt facility operations consistent with the Products and Facilities and in compliance with Environmental, Health, Safety, Transportation, and Security Laws.

10.2    Lessee shall not permit the Premises to be used for any unlawful purpose.

10.3    Lessee shall conduct operations on the Premises in compliance with all applicable Environmental, Health, Safety, Transportation, and Security Laws and manage Hazardous Materials on the Premises for which Lessee is responsible hereunder in compliance with all Applicable Laws. Lessee shall promptly, and in any event within twenty-four hours of Lessee becoming aware of the occurrence, notify Lessor of (i) any spill of fifty (50) gallons or more of any asphalt cement or asphalt cement containing Product; (ii) any spill of five (5) gallons or more of any chemical, diluent, or related product; (iii) any release or spill of a Hazardous Material at the Premises that requires reporting under any Applicable Law or by a Governmental Authority or requires a response action, including remediation, under Environmental, Health, Safety, Transportation, and Security Laws; (iv) any tank leak or tank over-fill; and (v) any Notice of Violation, Cease and Desist or Consent Decree from any Governmental Authority, or the negotiation of any of these. Lessee shall promptly and completely implement any response action with respect to such release or spill required under any Applicable Law or by a Governmental Authority. Lessee shall provide Lessor with copies of any reports or monitoring results provided to a Governmental Authority with respect to any such release, spill, or response action no later than five (5) Business Days following the submittal thereof to any Governmental Authority. Furthermore, Lessee also shall provide to Lessor copies of any and all correspondence to or from any Governmental Authority relating to the release, spill, or response action within five (5) Business Days of the date the correspondence is sent or received by Lessee, as applicable. In the event of any spill, Lessee shall remediate any environmental contamination resulting from such spill, and clean or re-skin structures and piping to remove any staining at the Premises caused by such spill.

10.4    Without limiting the generality of the foregoing,

(a)    Lessee shall be responsible for complying with any and all notification or reporting requirements under Environmental, Health, Safety, Transportation, and Security Laws arising out of Lessee's use of the Premises; provided, however, that Lessor retains the right but not the obligation to make, after prior written notice to the Lessee, any environmental notification or report required by law and involving the Premises which has not been completely performed or provided by Lessee. Lessee shall keep Lessor fully informed and provide Lessor with documentation pertaining to any notification or reporting under Environmental, Health, Safety, Transportation, and Security Laws applicable to the Premises or Lessee's operations thereon.

(b)    Lessee shall, at Lessee's own cost and expense, obtain and maintain in effect during the Term of this Agreement such environmental, health, safety, transportation, and security permits, licenses, plans, approvals, or other such authorizations under Environmental, Health, Safety, Transportation, and Security Laws as are necessary for Lessee to comply with Lessee's duties and obligations under this Agreement, as are necessary for Lessee to comply in all respects with Applicable Law, and as are necessary for Lessee to conduct its operations on the Premises. By way of example, but not limitation, such necessary environmental permits or plans may include, but will not be limited to, Title V and applicable state Air Operating Permits, Spill Prevention Control, Countermeasure Plan, and Facility Response Plan as both plans are set forth in 40 CFR Part 112, U.S. Coast Guard Facility Security Plans, and such other plans or permits that may be required by any and all local, state, and federal agencies. By way of further example, but not limitation, and more specific to requirements under the Spill Prevention Control and Countermeasure regulations as outlined in 40 CFR Part 112 as applied to above-ground oil storage containers, Lessee shall, at Lessee's own cost and expense, obtain and maintain in effect during the Term of this Agreement all permits, plans, schedules, testing requirements, tank preparation and cleaning, administrative processes, consultant requirements, procedures, and internal/external tank inspections. Lessee will provide Lessor with all proposed testing schedules and tank inspection methodology in advance of Lessee's implementation of such inspections. Lessee will provide Lessor with copies of all information pertaining to the actual findings of the tank inspections and any other tank integrity information from Lessee's implementation of such tank inspections. In the event any inspections conducted by Lessee or its contractor(s) uncover any probable areas of concern, Lessee shall submit to Lessor a proposed schedule outlining the estimated timing and costs for repair. The cost for any such tank repairs shall be allocated between Lessor and Lessee pursuant to the provisions of Article 15. Lessee will give Lessor written notice and obtain Lessor's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, for any and all additions or improvements to the Premises requiring a new permit or a permit modification under Environmental, Health, Safety, Transportation, and Security Laws.

(c)    Lessee shall promptly, and in any event within five (5) Business Days of receipt or, as applicable, issuance or assessment, notify and provide copies to Lessor of any and all warning letters, notices of violation, consent orders or decrees, notices of stipulation, including any monetary penalties assessed, and any similar correspondence from any Governmental Authority (collectively, “Non-Compliance Notices”) relating to any allegation or declaration of non-compliance with, or need for investigation, remedial, or other response action under, any Environmental, Health, Safety, Transportation, and Security Law, regardless of whether Lessee disputes such Non-Compliance Notice. Lessee is further obligated to provide Lessor with copies of its response to any such Non-Compliance Notice no later than five (5) Business Days after submittal thereof, fully explaining how the non-compliance matter or required investigation, remedial, or other response action is to be resolved or why Lessee believes that the alleged non-compliance matter or requested action is not accurate or not applicable. Lessee shall continue to provide to Lessor any and all correspondence relating to the Non-Compliance Notice until such time as Lessee demonstrates to the reasonable satisfaction of Lessor that the Non-Compliance Notice has been resolved.

10.5    Other than the environmental assessments already performed in connection with the 2009 Agreements, without the prior written approval of Lessor, such approval not to be unreasonably withheld, conditioned or delayed., Lessee shall not conduct any soil, ground water, surface water, or other similar site investigation, sampling, or monitoring of the Premises, unless so ordered by a Governmental Authority, required by the express terms of any permit for the Premises issued under applicable Environmental, Health, Safety, Transportation and Security Laws, or advised by Lessee’s counsel as immediately necessary due to emergency or exigent circumstances. The Lessor shall make the final determination as to whether any discretionary investigation, monitoring, or sampling is warranted. If so warranted, the Lessor shall have the right to enter the Premises to routinely monitor the Lessee's progress and to ensure that the scope-of-work adheres to that which the Lessor approved. Nothing in this Section 10.5 is intended to be or shall be construed to constitute authority or an exercise of control by Lessor for environmental, health, safety, transportation, or security aspects of Lessee's operations on the Premises, such activities being under the sole control of Lessee.

10.6    Within forty-five (45) days of the end of the Term, except to the extent otherwise requested by Lessor, Lessee shall be responsible, at its cost and in compliance with Environmental, Health, Safety, Transportation, and Security Laws, for (a) removal and proper management of all Hazardous Materials on or in the vicinity of the Premises resulting from or used in connection with Lessee's operation and use of the Premises; (b) all environmental conditions on or in the vicinity of the Premises resulting from Lessee’s operation and use of the Premises; and (c) all environmental conditions on or in the vicinity of the Premises to the extent resulting from Lessee’s acceleration of, contribution to, or exacerbation of pre-existing environmental conditions resulting from Lessee’s use or operations. Each of the foregoing shall be subject to Lessee’s indemnification obligations hereunder. Violations of Environmental, Health, Safety, Transportation and Security Laws and the removal of any Hazardous Material on or in the vicinity of the Premises which existed on or prior to the 2009 Agreements shall be the responsibility of Lessor and subject to Lessor’s indemnification obligations hereunder. Lessee shall not make any disclosure, unless required by applicable Environmental, Health, Safety, Transportation, and Security Laws, regarding any environmental condition on or in the vicinity of the Premises without Lessor’s prior written consent. The Parties’ obligations under this Section 10.6 shall survive termination of this Agreement.

10.7    At the end of the Term, Lessee shall reasonably cooperate with Lessor to transfer to Lessor or its designee any permits or other authorizations relating to the Premises issued to Lessee under applicable Environmental, Health, Safety, Transportation, and Security Laws; provided, however, if requested by Lessor, instead of transferring a permit or other authorization, Lessee shall at its cost and expense and in compliance with Environmental, Health, Safety, Transportation, and Security Laws initiate and complete any actions required to terminate such permits or other authorization. Lessee's obligation under this Section 10.7 shall survive termination of this Agreement.

10.8    If, at any time during the Term, a complaint is made to Lessor regarding offensive or obnoxious odors emitted from the Product delivered to or stored at a Terminal, or if such Products violate any applicable regulation relating to odor, Lessor shall notify Lessee of such complaint or violation. In such case, Lessee shall investigate and determine the source of the odor, and shall determine the best method to abate such odor. If reasonable changes to the Product would fully abate the odor, Lessee shall make such changes and abate the odor. Lessee shall not permit any Product reasonably known to have excessive potential for odor that may affect the Terminal’s property boundaries to be stored or handled at a Terminal. If abatement of the odor requires the installation of additional equipment, Lessee and Lessor shall negotiate in good faith to determine what additional equipment is reasonably necessary to abate the odor (“Abatement Equipment”), whereupon Lessee shall undertake procurement and installation of the Abatement Equipment. Lessee shall be responsible for and shall pay to or reimburse Lessor for the cost of (i) the investigation to determine the cause of such odor, and (ii) the Abatement Equipment ((i) and (ii), the “Abatement Costs”), up to a maximum of $500,000 in the aggregate for each Facility. Lessor shall be responsible for all Abatement Costs in excess of $500,000. In addition to such obligations, Lessee shall indemnify, defend, and hold harmless Lessor from and against any and all fines, assessments, damages, penalties, and other expenses, including reasonable attorneys’ fees and costs, incurred by Lessor as a result of such odor.

Article 11.    Indemnity.

11.1    Lessee's Indemnity to Lessor. Lessee shall indemnify and defend Lessor, Lessor’s Affiliates, and their respective employees, directors, partners, members, representatives, agents (“Lessor Indemnitees”) against any and all Liabilities for personal injury, death or property damage, or any other loss or claim arising out of, from, or otherwise related to (i) Lessee's operation and use of the Premises or (ii) any violation by Lessee of Environmental, Health, Safety, Transportation, and Security Laws or (iii) Lessee’s breach of its obligations under Section 10.6(a), (b) or (c), regardless of whether any Lessor Indemnitee would be subject to strict liability for any such Liability. Lessee shall not indemnify or agree to defend Lessor to the extent such Liabilities are caused by the negligence, gross negligence or willful misconduct of any Lessor Indemnitee. Lessee's obligation under this Section 11.1 shall survive termination of this Agreement.

11.2    Lessor's Indemnity to Lessee. Lessor shall indemnify, defend and hold harmless Lessee, Lessee’s Affiliates, and their respective employees, directors, partners, members, representatives, , and agents (“Lessee Indemnitees”) against any and all Liabilities for personal injury, death, property damage, or any other loss or claim to the extent arising out of the acts or omissions of any Lessor Indemnitee while on the Leased Premises or otherwise to the extent in connection with Lessor’s performance under this Agreement, or any matter subject to indemnification by Lessor pursuant to Section 10.6, except that Lessor shall not indemnify or agree to defend Lessee to the extent such Liabilities are caused by the negligence, gross negligence, willful misconduct or Lessee Indemnitees or for Liabilities for which Lessee is indemnifying Lessor pursuant to Section 11.1. Lessor’s obligations under this Section 11.2 shall survive termination of this Agreement.

Article 12.    Insurance.

12.1    Lessee agrees to secure and maintain insurance with the following coverage and terms, and the stipulated levels of insurance coverage may be satisfied through primary insurance or a combination of primary and excess or umbrella liability insurance, provided the excess/umbrella coverage follows form over the underlying primary coverage.

12.2    Worker's Compensation Insurance in accordance with the statutory requirements of the state or states in which the Facility is located and the U.S. Longshore and Harbor Workers Act, as applicable, and employer's liability insurance with minimum limits of $5,000,000.

12.3    Commercial General Liability Insurance with minimum limits of $10,000,000 per occurrence for property damage and bodily injury, sudden and accidental pollution, premises liability, products liability, broad form contractual liability. For Facilities involving marine operations, such policy(ies) shall include marine terminal operator’s liability (MTOL) covering Lessee's operations at the Premises or be provided by standalone MTOL policy with same coverage limit of $10,000,000 per occurrence.

12.4    Automobile Liability with minimum limits of $5,000,000 for property damage and bodily injury, covering all vehicles owned, hired, rented, contracted for, or used by Lessee, or Lessee's successors, assigns, employees, agents, licensees, or invitees. Auto Liability insurance shall include broadened pollution coverage using ISO endorsement CA-99-48 Broadened Pollution Coverage (or an endorsement that offers similar or greater coverage) and MCS-90.

12.5    Lessor shall maintain “all risk” or equivalent special cause of loss form insurance on the Premises, but not on Lessee's personal property or inventory, for full replacement cost value.

12.6    Lessor shall be named as an additional insured on the policies specified in this Section 12 to be maintained by Lessee, other than Worker’s Compensation insurance. Lessee shall furnish Lessor with evidence of waiver of subrogation on the policy(ies) specified in this Section 12, and certificates of insurance or letters of self-insurance evidencing the insurance coverage specified herein within five (5) days of the Commencement Date of this Agreement and annually thereafter upon date(s) of Lessee’s insurance renewal(s). Lessee will use reasonable efforts to obtain from its insurers their undertaking to provide thirty (30) days’ prior written notice to Lessor of cancellation or nonrenewal. All insurance required to be maintained under the terms of this Agreement shall be written by financially reputable insurance carriers, with A.M. Best ratings of A-/XII or higher (or its equivalent), authorized to write insurance in the State where the Facilities are located.

12.7    Insurance on Lessee’s Product, if any, that may be desired by Lessee in its sole discretion, shall be carried by Lessee at Lessee's expense. Lessee further represents and acknowledges that under no circumstances, terms, or conditions of this Agreement shall Lessor provide any insurance coverage for Lessee’s Product.

12.8    Each of Lessor and Lessee (“Releasing Party”) hereby releases the other (“Released Party”) from any liability which the Released Party would, but for this paragraph, have had to the Releasing Party arising out of or in connection with any damage to the property of Releasing Party at the Premises which is or would be covered by a special causes of loss form of property insurance with no deductible in the state in which such Premises is located, regardless of whether or not such coverage is actually being carried by the Releasing Party. Lessor and Lessee shall use reasonable efforts to have their respective policies of insurance endorsed to contain a waiver of subrogation provision incorporating the foregoing and providing that the insurance shall not be invalidated by the insured’s written waiver prior to a loss of any or all right of recovery against any Party for any insured loss.
12.9 Lessor’s and Lessee’s obligations with respect to the restoration of any Facility following any casualty event, whether insured or uninsured (“Casualty”), shall be governed by the terms and provisions of this Section 12.9. Within thirty (30) days following the Casualty, Lessor shall consult with Lessee in good faith and advise Lessee of the estimated cost (the “Cost”) and time required to restore and repair such Facility to substantially its pre-loss condition (the “Loss Notice”). If the Cost is less than or equal to the sum of (i) the greater of (A) $250,000.00 or (B) the annual Base Rental Fee for such Facility as defined in Exhibit B attached hereto (or, if the number of months remaining in the Term is less than twelve (12) months, the sum of Base Rental Fees for the months remaining in the Term) and (ii) estimated insurance proceeds, if any (the “Formula”), Lessor shall have an obligation to restore and repair the Facility to substantially its pre-loss condition, and Lessor shall commence such repair work promptly and complete same as expeditiously as reasonably possible, unless Lessee elects to terminate its obligations hereunder with respect to such Facility pursuant to the following provisions of this section. If the Cost is greater than the Formula, then Lessor shall have no obligation to restore and repair the Facility and may terminate its obligations hereunder with respect to such Facility. In the event that the damage caused by the Casualty is such that it materially interferes with Lessee’s ability to conduct its normal business operations at the Facility and the restoration and repair (i) cannot, based upon the estimated time for repair set forth in the Loss Notice, reasonably be expected to be completed, or is not completed, within one hundred twenty (120) days from the date of loss or (ii) cannot, based upon the estimated time for repair set forth in the Loss Notice, reasonably be expected to be completed by June 1 of any year during the Term of this Agreement, Lessee may terminate its obligations hereunder with respect to such Facility effective on the date of the Casualty, provided it does so by notice to Lessor no later than five (5) business days after: (A) the date of receipt of the Loss Notice, or (B) the expiration of 120 days from date of loss or June 1, as applicable, if repairs are not substantially complete by such date so that Lessee is able to resume operations. During the period of restoration, the Base Rental Fee shall be equitably abated based upon the effect of the Casualty upon Lessee’s ability to conduct normal business operations at the Facility. Notwithstanding anything to the contrary contained herein, Lessee shall be solely responsible for the repair and restoration of any temporary improvements, trade fixtures, equipment and any other property of Lessee made, installed or brought upon the Facility by Lessee. In the event that a Party terminates its obligations with respect to any Facility pursuant to the terms of this Section 12.9, this Agreement shall be deemed to be automatically revised and reformed to exclude such Facility as of the effective date of such termination and neither Party shall have any further obligations with respect to such Facility, except with respect to obligations accrued prior to the date of such termination or obligations accruing upon termination.

Article 13.    Condemnation.

If any Facility shall be in its entirety taken or condemned for any public purpose the Parties' obligations with respect to such Facility shall cease as of the date of condemnation, including, but not limited to, Lessee's obligation hereunder to pay rent, taxes, and insurance premiums with respect to such Facility. If any portion of any Facility is taken or condemned to such an extent as to, in Lessee's reasonable determination, materially interfere with Lessee's ability to conduct its normal business operations at such Facility for a period of one hundred twenty (120) days or more, Lessee shall have the right to terminate its obligations with respect to such Facility by giving written notice of termination to Lessor within thirty (30) days of receiving notice of such condemnation, whereupon the obligations of the Parties with respect to such Facility, including, but not limited to Lessee's rent obligations, shall cease as to such Facility. If any Facility is partially condemned and Lessee determines the taking will not materially interfere with Lessee's ability to conduct its normal business operations at such Facility, Lessee shall be entitled to an equitable reduction in rent taking into account the effect upon Lessee's operations of the property so taken. Lessee shall be entitled to make a separate claim against the condemning authority for an award for the value of any of Lessee's property, for moving and relocation expenses, and for such business damages and/or consequential damages as may be allowed by law. In the event that a Party terminates its obligations with respect to any Facility pursuant to the terms of this Section 13, this Agreement shall be deemed to be automatically revised and reformed to exclude such Facility as of the effective date of such termination and neither Party shall have any further obligations with respect to such Facility, except with respect to obligations accrued prior to the date of such termination or obligations accruing upon termination or obligations which by their terms survive termination.

Article 14.    Limitations.

Except for Third Party claims for which there is an indemnification obligation hereunder, neither Party to this Agreement shall be liable to the other Party for consequential, incidental, punitive, or indirect damages (including, but not limited to, lost profits or lost savings) arising from, relating to, or in connection with this Agreement and/or the Premises, even if such Party has been advised of the possibility of or could have foreseen such damages. This limitation applies regardless of the form of action, including, but not limited to, an action in law or equity.

Article 15.    Maintenance.

15.1    Subject to the limitations set forth in this Article 15, Lessee shall be responsible for the maintenance and repair of the Premises including all tanks, equipment, or improvements placed or installed on the Premises, whether placed or installed by Lessee or Lessor. Lessee shall maintain and operate the Premises in accordance with the equipment manufacturer's standards and observed historical maintenance performed at the Facility. . Lessee shall keep the Premises free of all liens, pledges, mortgages, deeds of trust, security interests, leases, subleases, easements, servitudes, and other encumbrances of any kind or nature.

15.2    Notwithstanding anything to the contrary in this Section, and except for repairs and maintenance to the Facilities resulting from the negligence or willful misconduct, of a Lessee Indemnitee, Lessor, and not Lessee, shall be responsible for (at its expense and without reimbursement from Lessee) for any repairs or maintenance in excess of $*** per individual repair or maintenance occurrence, to the extent necessary for the operations of Lessee’s business on the Premises in connection with the following improvements: (i) tank foundations, tank shells, tank roof, tank floor, and insulation; (ii) dikes, containment areas and security fencing; (iii) scales; (iv) rail spurs, docks, and dredging, if applicable; (v) heaters and boilers; (vi) buildings and HVAC; (vii) Motor Control Center, Motor Starters (including VFD); (viii) pumps; (ix) mills; and (x) tank gauge systems. Except as set forth above, the $*** repair and maintenance obligation of Lessor set forth herein shall not apply to annual maintenance retooling of the mills or tank cleaning and inspection expenses. If replacement of a mill is required, Lessor shall replace such mill and Lessee shall reimburse Lessor the first $*** of the cost to replace said mill. Notwithstanding any of the foregoing, Lessor and Lessee have agreed that tank foundation ring wall defects at the Halstead, Kansas Facility, regardless of number of tanks affected, will be treated as one repair and subject to only one payment of $*** by Lessee. Notwithstanding the foregoing, Lessee shall be solely responsible for all costs and expenses related to the maintenance of any Lessee Improvements.

15.3    Lessee shall obtain Lessor's prior written approval for all repair and maintenance costs expected to exceed $*** per individual repair or maintenance occurrence, such approval not to be unreasonably withheld, conditioned or delayed. Lessee may not make repairs on behalf of Lessor without such prior approval, which may be in electronic form via email. If approved by Lessor, Lessee may make such repairs on behalf of Lessor and submit an invoice, along with supporting documentation, to Lessor for the amount of each such repair and maintenance occurrence and said amount shall be paid in full by Lessor to Lessee within thirty (30) calendar days after receipt of the invoice and supporting documentation by Lessor.

15.4    Lessee shall maintain the Facilities at a level that is clean, free of clutter and debris, and that all paint, insulation systems, product stains, soil stains, vegetation control and general appearances are such that the Facilities and the Lessee are in good standing with the community and surrounding neighbors.

Article 16.    Possession and Access.

Lessee shall enjoy exclusive possession of the Premises at all times during the Term of this Agreement, and Lessor and its respective agents, and representatives shall have access to the Premises for the purpose of (i) inspection, including inspection for the purpose of identifying issues and advising Lessee of any required changes to operating or maintenance practices to meet the requirements of this Agreement, provided that such inspection does not relieve Lessee of its obligations under this Agreement to address matters whether or not identified during such inspection, (ii) in the case of an emergency, (iii) inspection by potential purchasers of the Facility, lenders, insurers, or investors, and (iv) for any other purpose contemplated by this Agreement such as auditing records or ensuring compliance by Lessee with the terms of this Agreement.

Article 17.    Default and Remedies.

17.1    Events of Default. Notwithstanding any other provision of this Agreement, an event of default (“Default” or “Event of Default”) shall be deemed to occur with respect to a Party when:

(a)    Such Party fails to make payment to the other Party when due under this Agreement, within ten (10) Business Days of a written demand therefor.
(b)    Other than a Default described in Sections 17.1(a) and (c), such Party fails to perform any obligation or covenant to the other Party under this Agreement, which failure is not cured to the reasonable satisfaction of the other Party within thirty (30) from the date that such Party receives written notice that corrective action is needed, or, if such default is of a nature that it cannot reasonably be cured within thirty (30) days, such Party fails to commence to cure same within such thirty (30) day period and continuously pursue such cure thereafter to completion with reasonable diligence.
(c)    Such Party becomes a Bankrupt.
17.2    Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to Third Parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement as to the affected Facility(ies) without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) upon one (1) Business Day’s notice to the Defaulting Party, terminate and liquidate this Agreement but only as to the affected Facility(ies). Notwithstanding the foregoing, in the case of an Event of Default described in Section 17.1(d), no prior notice shall be required.
17.3    Non-Exclusive Remedy. The Performing Party’s rights under this Article 17 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under any applicable Uniform Commercial Code. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 17 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien, or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

Article 18.    Independent Entities.

Neither Party shall have authority to bind the other by any contract, representation, understanding, act, or deed concerning the other Party, nor shall this Agreement be deemed to establish a partnership or joint venture. Neither Party shall have any right to use trademarks, trade names, or the corporate name of the other. Each Party shall have the sole responsibility for the acts and compensation of its own employees, its taxes, and the expenses of the conduct of its own business.

Article 19.    Assignment.

Lessee shall not assign its rights and obligations under this Agreement without the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, Lessee may assign, without the prior written consent of Lessor, this Agreement or its respective rights and obligations hereunder, in whole or in part, to an Affiliate or any successor in interest of Lessee, including the purchaser of all or substantially all of the assets of Lessee; provided that, (i) such Affiliate or successor assumes in writing all of Lessee's obligations hereunder and a copy of such assumption is provided to Lessor, and (ii) Lessee shall not be relieved or released from Liability hereunder. Lessor may assign, without the prior written consent of Lessee, this Agreement or its respective rights and obligations hereunder, in whole or in part, to one or more subsidiaries that are directly or indirectly wholly-owned by Lessor or to any person or entity which purchases or is otherwise a successor in interest to Lessor's right, title, and interest in the Facility and Lessor agrees to provide notice thereof before, or within three (3) days following, such assignment, provided, however, Lessor shall have no liability to Lessee nor shall Lessee have any remedies under this Agreement for failure to provide such notice, although Lessee shall not be required to recognize such assignment until notice thereof is provided by Lessor. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

Article 20.    Notices.

All notices and other communications given pursuant to this Agreement shall be in writing and sent by email, facsimile, or overnight courier to the respective Party’s address set forth below and to the attention of the person and department indicated. A notice given by email or facsimile shall be deemed to have been received when transmitted to the other Party (if, in the case of email, confirmed by the receiving Party’s email system as received and opened, and if by fax confirmed by the notifying Party’s transmission report). A notice given by overnight courier shall be deemed to have been received when the notice is actually delivered to or refused by the other Party, as reflected in the courier company’s delivery records. Any notice received after 5:00 p.m. is not deemed received until 11:00 a.m. the following Business Day. A Party may change its address, email or facsimile number by giving written notice in accordance with this Section, which change is effective upon receipt.

If to Lessor:

BKEP Materials, L.L.C.
6060 American Plaza Suite 600
Tulsa OK 74135
Phone: (918) 237-4000
Fax: (918) 237-4001
Attention: Chief Operating Officer

With copy to:

Chief Legal Officer

If to Lessee:

Ergon Asphalt & Emulsions, Inc.
2829 Lakeland Drive, Suite 2000
Flowood, MS 39232
Phone: (601) 933-3000
Fax: (601) 933-3363
E-mail: baxter.burns@ergon.com
Attention: J. Baxter Burns, II, President

With a copy to:

Watson Heidelberg, PLLC
2829 Lakeland Drive, Suite 1502
Flowood, MS 39232
Phone: (601) 939-8900
Fax: (601) 932-4400
E-mail: kwatson@whjpllc.com
Attention: J. Kevin Watson

Article 21.    Termination.

21.1    This Agreement may be terminated in accordance with the following provisions:
(a)    The Performing Party may terminate this Agreement following an Event of Default by the other Party, in accordance with the provisions of Section 17.1.
(b)    The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

21.2    Upon any termination or expiration of this Agreement, Lessee shall return the Facilities to Lessor in the condition in which the Facilities were immediately preceding the Commencement Date, normal wear and tear and insured casualty excepted. Lessee shall peaceably surrender the Facilities, and, unless otherwise agreed to by the Parties, remove all asphalt, raw materials, and Product from the Facilities. In the event Lessee has not removed all asphalt, raw materials, tank heels, and Product on the date this Agreement is terminated or expires, Lessee agrees to reimburse Lessor for the actual costs of such removal, which shall include the expense of any necessary cleaning and restoration to the previous condition, subject to normal wear and tear, of the Premises, plus a ten percent (10%) administrative fee.
21.3    Each Party’s obligations under this Agreement shall end as of the effective date of its termination or expiration in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Articles 4, 9 (for the period therein specified), 11, 14 and 20 shall survive the expiration or termination of this Agreement.

21.4    Lessee shall vacate the Facilities no later than the termination of this Agreement. Notwithstanding Section 21.3, if Lessee does not vacate the Facilities following termination of this Agreement, Lessee shall be deemed to be holding over and will become a tenant at sufferance and shall not constitute a renewal or extension for any further term. Under such tenancy at sufferance, the fees set forth in Exhibit B and charged to Lessee shall be increased to one hundred fifty percent (150%) of the values set forth in Exhibit B, prorated based on the actual number of holdover days and charged only with respect to the Facility or Facilities being held over. Such tenancy at sufferance shall be subject to every other applicable term, covenant and agreement contained in this Agreement. Nothing contained in this section shall be construed as consent by Lessor to any holding over by Lessee, and Lessee expressly reserves the right to require Lessee to surrender possession of the Facilities to Lessor as provided in this Agreement upon the expiration or other termination of this Agreement. The provisions of this Section 21.4 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided in this Agreement or at law. If Lessee fails to surrender the Facilities upon the termination or expiration of this Agreement, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall protect, defend, indemnify and hold Lessor harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding lessee founded upon such failure to surrender (excluding such lessee’s lost profits).

Article 22.    Subordination and Estoppel Certificate.

22.1    This Agreement is subject and subordinate to all mortgages, deeds of trust, and related security instruments which may now or hereafter encumber the Facility and to all renewals, modifications, consolidations, replacements, and extensions thereof and to each advance made or hereafter to be made thereunder. This subordination shall be selfoperative and no further instrument of subordination is required. In confirmation of such subordination, however, Lessee shall, at Lessor's request, execute promptly any appropriate certificate or instrument that Lessor may request. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by Applicable Law or by any such mortgage or deed of trust, Lessee will, upon request of any person or party succeeding to the interest of said trustee or beneficiary as a result of such enforcement, automatically become the tenant of, and attorn to, such successor in interest without change in the terms or provisions of this Agreement; provided, however, that such successor in interest shall not be bound by: (i) any payment of Base Rental Fee for more than one (1) month in advance; or (ii) any amendment or modification of this Agreement made without the written consent of such trustee or such beneficiary or such successor in interest. Upon request by such trustee, beneficiary, or successor in interest, Lessee shall execute and deliver an instrument or instruments confirming the attornment provided for herein. Lessor shall use commercially reasonable efforts to provide to Lessee within thirty (30) days following the date of this Agreement, nondisturbance agreements from Lessor's lenders in form and substance reasonably satisfactory to Lessee. Lessor shall likewise provide to Lessee non-disturbance agreements in form and substance reasonably satisfactory to Lessee from any successor or replacement lender(s) in connection with placement of any mortgage, deed of trust or similar encumbrance against the Leased Premises within thirty (30) days following the date such encumbrance is placed of record. Lessor acknowledges that Lessee's inventories may serve as collateral for Lessee's financing and agrees to subordinate in writing any applicable landlord liens to the extent same may affect Lessee's inventory.

22.2    At either Party’s request, the other Party will execute either an estoppel certificate or a three-party agreement among Lessor, Lessee, and any third party dealing with the requesting Party certifying to such facts (if true) and agreeing to such notice provisions and other matters as such third party may reasonably require in connection with the business dealings of requesting Party and such third party.

Article 23.    Reporting Requirements.

23.1    Within fifteen (15) days after the end of each calendar month, Lessee shall deliver to Lessor a schedule showing the amount of all product by type delivered from the Facility (“Volumes Report”). In addition, the Volumes Report shall specifically identify the throughput at the Facilities by asphalt cement, emulsions, modified emulsions, modified asphalt cement, interplant transfers, and other Products and any Throughput Charges that are payable pursuant to this Agreement.

23.2    Within thirty (30) days after the end of each calendar quarter, Lessee shall deliver to Lessor a certification, signed by an authorized officer of Lessee, that Lessee has paid all taxes (other than real property taxes, which shall be paid by Lessor and reimbursed by Lessee in accordance with Exhibit B) and utility payments for the prior quarter and that Lessee has otherwise kept the Premises free of all mortgages, deeds of trust, leases, subleases, easements, servitudes, and other encumbrances of any kind or nature.

Article 24.    Force Majeure.

24.1    If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party shall be excused from such performance and shall give the other Party prompt written notice of any event that is or, in the reasonable estimation of the affected party, could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs and continuing until the effects of the Force Majeure Event have been remedied. The affected Party must act with commercially reasonable diligence to overcome or remedy the effects of the event of Force Majeure and resume performance as quickly as possible. Once the event of Force Majeure and its effects are remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations.
24.2    The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

Article 25.    Miscellaneous.

25.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

25.2    Amendment or Waiver. This Agreement may not be amended, modified, or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties. No waiver or failure of enforcement by any Party of any Default by any other Party in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner a release of the Defaulting Party from, performance of any other provision, condition, or requirement herein, nor deemed to be a waiver of, or in any manner a release of the Defaulting Party from, future performance of the same provision, condition, or requirement; nor shall any delay or omission of any Performing Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

25.3    Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

25.4    Entire Agreement and Conflict with Attachments. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained, or supplanted by any usage of trade, course of dealing, or course of performance. Any other representation, promise, statement, or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

25.5    Governing Law and Jurisdiction; Waiver of Jury Trial. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction. Exclusive jurisdiction and venue is agreed to be the state or federal courts within the State of Oklahoma. Lessee and Lessor hereby irrevocably waive any right to a trial by jury with respect to any dispute regarding, breach of, or any enforcement of the terms and conditions of this Agreement. The prevailing party in any proceeding brought to enforce or interpret this Agreement shall be entitled to recover, in addition to other relief, such prevailing party’s expenses of litigation, including reasonable attorneys fees.

25.6    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement in Portable Document Format (pdf) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Agreement.

25.7    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

25.8    No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

25.9    No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

25.10    Binding Effect. Each and all of the covenants, terms, and conditions of this Agreement shall extend to and firmly bind the successors, trustees, legal representatives, receivers, and assigns of the Parties as though the Parties were themselves bound.

Article 26.    Title to Leased Premises; Condition of Improvements.
Lessor hereby represents and warrants to Lessee that it has good and marketable title to each Facility (good and marketable leasehold title in the case of Underlying Leases) subject only to (i) the restrictions, covenants, conditions, easements, servitudes, liens and other encumbrances to title to such Facility (collectively, “Encumbrances”) that are identified in the applicable Owner’s Policy of Title Insurance listed on Exhibit C attached hereto; (ii) liens in favor of Lessor’s commercial lenders, including, but not limited to, Wells Fargo Bank, National Association as Administrative Agent, in connection with the Second Amended and Restated Credit Agreement dated as of May 11, 2017 (as amended); (iii) taxes not yet due or payable or which are being contested in good faith, and mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent or past due or that are being contested in good faith; and (iv) any other Encumbrances or title defects which do not, individually or in the aggregate, materially and adversely affect the value of the leasehold estate granted herein or the ability of Lessee to use the applicable Facility for the purposes permitted under this Agreement (collectively, the “Permitted Encumbrances”).
Article 27.     Quiet Enjoyment.
Lessor covenants that if Lessee shall pay rent due hereunder and perform all of its obligations hereunder, Lessee shall, for the Term of this Agreement, freely, peaceably and quietly occupy and enjoy the full possession of the Leased Premises without interruption or hindrance by Lessor, its agents or employees.
Article 28.    Rights of First Refusal; Right of First Offer.
28.1    Subject to the terms and conditions set forth below (including, without limitation, Section 28.3), if Lessor proposes or intends to sell any Facility(ies) (the “Term Offered Facilities”) to a third party during the Term of this Agreement then Lessee shall have the right to purchase the Term Offered Facilities (the “Term First Refusal Right”) on the following terms and conditions:
(a)    If Lessor executes a contract or letter of intent to sell the Term Offered Facilities to a Third Party, which transaction is expected to close during the Term of this Agreement, Lessor shall provide Lessee with written notice setting forth the Term Offered Facilities, the proposed sale price and other material terms and conditions upon which Lessor intends to sell the Term Offered Facilities to a third party (the “Term ROFR Notice”). Within 30 days after it receives the Term ROFR Notice (the “Term ROFR Period”), Lessee may deliver written notice (the “Term Exercise Notice”) to Lessor that Lessee is exercising its Term First Refusal Right and will purchase the Term Offered Facilities for the price and upon the terms and conditions contained in the Term ROFR Notice. If Lessee does not deliver the Term Exercise Notice to Lessor during the Term ROFR Period, then Lessor shall thereafter be free to sell the Term Offered Facilities to a third party substantially on the terms and conditions contained in the Term ROFR Notice or pursuant to higher or more favorable terms and conditions.
(b)    Notwithstanding anything to the contrary contained herein, the Term First Refusal Right shall not apply to any mortgage of the Premises or the Facilities or any portion thereof to secure the repayment of borrowings by Lessor or any of its Affiliates. A foreclosure sale by such lender shall not be a sale to which the Term First Refusal Right shall be applicable, and upon any such foreclosure sale the Term First Refusal Right shall terminate automatically and be of no further force or effect notwithstanding the existence of, or any term contained in, any non-disturbance agreement from Lessor’s lenders. In clarification of the foregoing, after any such foreclosure sale, the Term First Refusal Right shall never apply. In the event of a foreclosure sale, to the extent that Lessor receives notice thereof, Lessor shall provide Lessee notice of such sale, including the date, time and place of sale, if known by Lessor; such notice to be provided by Lessor within five (5) business days following Lessor’s receipt of such information, if any. As used herein, “foreclosure sale” shall include a conveyance in lieu of foreclosure. It is the intention of the Parties that the Term First Refusal Right be subordinate to any mortgage presently encumbering the Premises and the Facilities.
28.2    Subject to the terms and conditions set forth below (including, without limitation, Section 28.3), if Lessor proposes or intends to sell or lease any Facility(s) (the “Expiration Offered Facilities”) commencing upon the expiration of the Term of this Agreement, then Lessor shall give written notice to Lessee no later than eighteen (18) months prior to the expiration of the Term of this Agreement (the “Expiration ROFO Notice”). Within five (5) business days after the receipt of the Expiration ROFO Notice, Lessee may elect to exercise its rights of first offer by delivering a notice of exercise (“Expiration Exercise Notice”) to Lessor. During the 30-day period following receipt of the Expiration Exercise Notice (the “Expiration ROFO Period”), Lessee shall have the right to make an offer to Lessor for the purchase or lease, as applicable, of such Expiration Offered Facilities (the “Initial Offer”). Lessor shall consider the Initial Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer(s) that Lessor deems most attractive in its sole discretion, or no offer. If Lessor selects an offer(s) other than the Initial Offer or no offer, it shall give written notice to Lessee that it has not selected the Initial Offer (the “Rejection Notice”). Lessee shall have the right to submit a revised offer (the “Last Look Offer”) to Lessor for the Expiration Offered Facilities within five (5) business days after receipt of the Rejection Notice. Lessor shall consider the Last Look Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer(s) that Lessor deems most attractive in its sole discretion, or no offer. For the avoidance of doubt, Lessor shall not be required to provide, and Lessee shall not have the right to know, the terms or conditions of any other offer for any or all of the Expiration Offered Facilities. If Lessee does not deliver (i) the Expiration Exercise Notice to Lessor within five (5) business days after receipt of the Expiration ROFO Notice or (ii) the Initial Offer or the Last Look Offer to Lessor within the time periods specified above, then Lessor shall thereafter be free to sell or lease any or all of the Expiration Offered Facilities to a third party or parties on such terms and conditions as it may deem appropriate.
28.3    The obligation of Lessor to provide the Term ROFR Notice, the Expiration ROFO Notice and the corresponding rights of Lessee contained in this Section 28, including, without limitation, the Term First Refusal Right and the right to make the Initial Offer and the Last Look Offer, shall only apply if Lessee is not in default under this Agreement. In addition, the rights and obligations in this Section 28, including, without limitation, the Term First Refusal Right, shall not apply to any proposed sale or lease of more than two-thirds of the total asphalt facilities owned or leased by Lessor in a single transaction or a series of related transactions (collectively, a “Transfer”) or to the proposed sale or lease of any Facility in connection with any such Transfer.

Article 29.    Memorandum of Lease.
Promptly upon execution of this Agreement, Lessor and Lessee shall execute and deliver a memorandum of this Agreement in form reasonably satisfactory to Lessor and Lessee for recording in the land records of the jurisdictions in which the Facilities are located.

[SIGNATURE PAGE FOLLOWS.]

This Agreement has been executed by the authorized representatives of each Party as indicated below to be effective as of the Effective Date.

LESSOR:

BKEP MATERIALS, L.L.C.

By:	/s/ Mark A. Hurley
	Name:	Mark A. Hurley
	Title:	Chief Executive Officer

BKEP ASPHALT, L.L.C.

By:	/s/ Mark A. Hurley
	Name:	Mark A. Hurley
	Title:	Chief Executive Officer

LESSEE

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
	Name:	J. Baxter Burns, II
	Title:	President

Signature page to Lessee Operated Facilities Lease Agreement

EXHIBIT A-1
DESCRIPTION OF FACILITIES/PREMISES

AUSTIN, TX

BEING 3.29 ACRES OF LAND, MORE OR LESS, OUT OF AND A PART OF TRACT 5-B, OF SUBDIVISION OF THE MRS. A.B. PAYTON ESTATE, A PORTION OF THE JAMES P. WALLACE LEAGUE, IN TRAVIS COUNTY, TEXAS, ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN/UNDER BOOK 3, PAGE 259 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS, SAID 3.29 ACRE TRACT BEING OUT OF 5.58 ACRES AS DESCRIBED IN/UNDER VOLUME 2274, PAGE 504 OF THE REAL PROPERTY RECORDS OF TRAVIS COUNTY, TEXAS, SAID 3.29 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS, TO-WIT:

BEGINNING AT A ½ INCH IRON ROD FOUND ON THE WESTERLY RIGHT-OF-WAY LINE OF THE MISSOURI PACIFIC RAILROAD, SAID POINT ALSO BEING THE NORTHEAST CORNER OF LOT THREE (3) OF THE ATRIUM, A SUBDIVISION RECORDED IN VOLUME 83, PAGE 125C OF THE PLAT RECORDS OF TRAVIS COUNTY, STATE OF TEXAS; THENCE NORTH 61° 07’ 47” WEST, ALONG THE NORTHERLY LINE OF SAID LOT 3 (PLAT CALL IS NORTH 61° 06’ 34” WEST), A DISTANCE OF 403.53 FEET (PLAT CALL IS 403.29 FEET), TO A FOUND 1/2 INCH IRON ROD AT THE NORTHWEST CORNER OF SAID LOT 3, SAID NORTHWEST CORNER ALSO BEING IN THE EASTERLY RIGHT-OF-WAY LINE OF MO-PAC EXPRESSWAY; THENCE NORTHEASTERLY ALONG SAID EASTERLY RIGHT-OF-WAY LINE, ALONG A CURVE TO THE RIGHT, WITH A CHORD BEARING OF NORTH 41° 58’ 04” EAST, A CHORD DISTANCE OF 358.93 FEET, A RADIUS OF 627.07 FEET, AND AN ARC DISTANCE OF 364.01 FEET TO A FOUND TEXAS DEPARTMENT OF TRANSPORTATION (TXDOT) BRASS MONUMENT; THENCE CONTINUING ALONG SAID EASTERLY RIGHT-OF-WAY LINE, NORTH 58° 37’ 22” EAST, A DISTANCE OF 97.65 FEET TO A FOUND 3/4 INCH IRON ROD ON THE SOUTHERLY LINE OF A TRACT CONVEYED TO JOHN JOSEPH, RECORDED IN VOLUME 3365, PAGE 1163 OF THE DEED RECORDS OF TRAVIS COUNTY, STATE OF TEXAS, FROM WHICH BEARS A FOUND 3/4 INCH BOLT NORTH 58° 38’ 17” EAST, A DISTANCE OF 84.82 FEET; THENCE SOUTH 61° 11’ 45” EAST, ALONG SAID SOUTHERLY LINE, A DISTANCE OF 204.56 FEET TO A FOUND 1/2 INCH IRON ROD IN THE WESTERLY RIGHT-OF-WAY LINE OF THE MISSOURI PACIFIC RAILROAD, FROM WHICH BEARS A FOUND 1/2 INCH BOLT, NORTH 19° 49’ 45” EAST, A DISTANCE OF 75.00 FEET; THENCE SOUTH 19° 49’ 34” WEST, ALONG SAID WESTERLY RIGHT-OF-WAY LINE, A DISTANCE OF 440.07 FEET TO THE POINT OF BEGINNING.

DODGE CITY, KS

Lots 1, 2, 3, 4, 5 and 6, Block 1, Gremar Addition, a subdivision of part of the North Half (N/2) of the Northwest Quarter (NW/4) of Section 32, Township 26 South, Range 24 West of the 6th P.M., Ford County, Kansas

HALSTEAD, KS

Lots 1 and 2, Block 1, Industrial Park, an addition to the City of Halstead, Harvey County, Kansas.

LAWTON, OK

Lot 1, Block 3, Lawton Industrial Park Part II, an addition to the City of Lawton, Oklahoma, Comanche County, Oklahoma, which Lot is described in the Warranty Deed recorded in Book 1450, page 38, as follows:

A tract of land described as beginning at a point on the south right of way line of the Burlington Northern Railroad, said point being 3,216.47 feet North 00°24’28” East and 977.856 feet North 85°01’03.47” West of the Southeast Corner of the Southwest Quarter of Section 31, Township 2 North, Range 12 West, I.M., Comanche County, Oklahoma;

THENCE South 00°21’22” West a distance of 382 feet;

THENCE North 89°38’38” West a distance of 320 feet;

THENCE North 00°21’22” East a distance of 215 feet;

THENCE North 33°59’11.39” West a distance of 261.236 feet;

THENCE in an easterly direction along a curve to the left having a radius of 5779.578 feet a distance of 354.065 feet;

THENCE South 85°01’03.47” East a distance of 115.935 feet to the point of beginning.

LITTLE ROCK, AR

Part of the West half (W 1/2) of the Northwest Quarter (NW 1/4), Northeast Quarter (NE 1/4), Section Thirty-Five (35), Township 1 North, Range 12 West, Pulaski County, Arkansas, more particularly described as follows: starting at the Northwest corner of said NE 1/4, Section 35; thence South 0 degrees 5 minutes West 326.95 feet deeded (South 1 degrees 45 minutes 29 seconds West 326.95 feet measured) along the North-South center line of Section 35 to the point of beginning; thence South 89 degrees 53 minutes East 659.8 feet deeded (South 88 degrees 12 minutes 50 seconds East 659.80 feet measured) to a point; thence South 0 degrees 03 minutes East 328.2 feet deeded (South 1 degrees 45 minutes 15 seconds West 328.20 feet measured) to a point; thence North 89 degrees 47 minutes West 660.6 feet deeded (North 88 degrees 06 minutes 20 seconds West 659.82 feet measured) to a point; thence North 0 degrees 05 minutes East 326.95 feet deeded (North 1 degrees 45 minutes 29 seconds East 326.95 feet measured) along the North-South center line of Section 35, to the point of beginning.

MEMPHIS (EM), TN

PARCEL 1:

Lots 109 and 110 of the Memphis and Shelby County Port Commission’s Industrial Subdivision, as shown on record in Plat Book 17, Page 2, in the Register’s Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

PARCEL 2:

Lot 111 of the Memphis and Shelby County Port Commission’s Industrial Subdivision, as shown on record in Plat Book 17, Page 2, in the Register’s Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

SALINA, KS

TRACT A: A tract in the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section Eleven (11), Township Fourteen (14) South, Range Three (3) West of the 6th P.M., Saline County, Kansas, which is described as follows:

Beginning at the Northwest corner of said NE/4; thence South along the West line of said NE/4, 378.92 feet; thence East 93.61 feet; thence North 122.22 feet; thence S88°25’00”E, 621.84 feet to the West Right-of-Way Line of Dry Creek Channel; thence N05°22’00”E 272.80 feet to the North line of said NE/4; thence N89°49’26” W along said North line 740.73 feet to the point of beginning; said property including all or a substantial portion of portion of Lot Five (5), Block One (1), Final Plat of Hixson-Lehenbaurer Subdivision PUD, Saline County, Kansas.

As measured:

Beginning at the Northwest corner of said NE/4; thence South along the West line of said NE/4, 378.69 feet; thence East 93.66 feet; thence North 122.11 feet; thence S88°31’47”E, 621.79 feet to the West Right-of-Way line of Dry Creek Channel; thence N05°24’37”E, 271.50 feet to the North line of said NE/4; thence N89°49’26”W along said North line 741.03 feet to the point of beginning; said property including all or a substantial portion of Lot Five (5), Block One (1), Final Plat of Hixson-Lehenbaurer Subdivision PUD, Saline County, Kansas.

TRACT B: A tract of land in the South Half of Section 2, Township 14 South, Range 3 West of the 6th Principal Meridian in Saline County, Kansas more particularly described as follows:

Beginning at the SW Corner of the SE 1/4 of Section 2, Township 14 South, Range 3 West; thence east along the south line of said SE 1/4 of an assumed bearing of N89°15’14” E a distance of 1270.13 feet to the center of the old channel of Dry Creek; thence along center of the channel of Dry Creek on the following described courses; 1. N02°33’00”E, 37.00 feet; 2. N14°02’00”W, 50.00 feet; 3. N29°34’00”W, 60.00 feet; 4. N54°55’00”W, 47.00 feet; 5. N58°46’00”W, 46.00 feet; 6. N87°32’00”W, 59.00 feet; 7. S76°50’00”W, 32.00 feet; 8. S68°24’00”W, 120.00 feet; 9. N59°38’00”W, 45.00 feet; 10. N33°27’00”W, 184.00 feet; 11. N16°40’00”E, 114.00 feet; 12. N06°13’00”W, 112.00 feet; 13. N30°57’00”E, 47.00 feet; 14. N67°30’00”E, 57.00 feet; 15. N38°57’00”E, 43.00 feet; 16. N37°03’00”W, 38.00 feet; 17. N64°41’00”W, 96.00 feet; 18. N46°53’00”W, 54.00 feet; 19. N13°37’00”W, 87.00 feet; 20. N20°27’00”E, 56.00 feet; 21. N57°56’00”E, 45.00 feet; 22. N78°05’00”E, 54.00 feet; 23. S79°04 ’00”E, 70.00 feet; 24. S71°11’00”E, 170.00 feet; 25. S74°29’00”E, 72.00 feet ; 26. S23°36’00”E, 52.00 feet; 27. S01°43’00”W, 40.00 feet; 28. S13°54’00”W, 148.00 feet; 29. S05°18’00”E, 62.00 feet; 30. S47°00’00”E, 45.00 feet; 31. S71°48’00”E, 87.00 feet; 32. S88°10 ’00”E, 40.00 feet; 33. N49°00’00”E, 31.00 feet; 34. N39°20’00”E, 59.00 feet; 35. N00°18’00”E, 45.00 feet; 36. N03°28’00”W, 121.00 feet; 37. N10°48 ’00”E, 102.00 feet; 38. N10°12’00”E, 120.00 feet; 39. N04°06’00”W, 24.71 feet; thence leaving the center of the channel of Dry Creek S89°15’14”W, 1714.94 feet to a point on the Easterly right-of-way of the Union Pacific Railroad; thence S11°37’44”E, along said Easterly right-of-way 962.19 feet to a point on the South line of the SW 1/4 of said Section 2; thence N89°36’26”E, 108.58 feet back to the Point of Beginning.

GARDEN CITY, GEORGIA

ALL that certain lot, tract or parcel of land situated, lying and being in Chatham County, Georgia, being known as Lot ‘B’, Koch Fuels, a portion of the Foundation Tract and being more particularly described as follows:

Commencing at a point at the intersection of the northern right-of-way line of Foundation Road and the eastern right-of-way of U.S. Highway 17 thence along a paved road (Foundation Road) in a northeasterly direction 2545 feet more or less to a point on the northern right-of-way of Norfolk Southern Railroad; thence along said right-of-way North 48°31’41” East a distance of 183.49 feet to an iron rod, the Point of Beginning; thence departing said right-of-way North 00°29’22” West a distance of 281.37 feet to a “PK” Nail; thence North 48°31 ‘36” East a distance of 890.55 feet to a railroad iron; thence South 41 ‘28’55” East a distance of 281.37 feet to a railroad iron on the northern right-of-way line of Norfolk Southern Railroad; thence along said right-of-way South 48°31 ‘41” West a distance of 887.05 feet to an iron rod, the said Point of Beginning.

Said parcel contains 250,075.26 square feet (5.74 acre).

The parcel as a whole is bounded on the west by lands now or formerly owned by Carroll & Carroll, Inc., on the north by lands now or formerly owned by Southern Region Industrial Realty, Inc., on the east by lands now or formerly owned by Savannah Economic Development, and on the south by Norfolk Southern Railroad. This is the same property described in Exhibit A in the title commitment 50214.04 by LandAmerica Lawyers Title dated February 24, 2005.

TOGETHER WITH easement rights set forth in the following:

a.    Access Easement Agreement by and between Carroll & Carroll, Inc. and Koch Materials Company, dated December 11, 1995, filed January 30, 1996, recorded in Deed Book 176-V, Page 632, Chatham County records; and

b.    Right of Way Agreement by and between Imbrie Securities Company, Ltd. Mexican Petroleum Corporation of Georgia and Southern Building Products Corporation, dated September 20, 1929, recorded in Deed Book 25-W, Page 491, aforesaid records.

Exhibit A-2

RAIL LEASES

Dodge City, Kansas

Lease of Land (Short Term) (Contract No. 157011) between The Atchison, Topeka and Santa Fe Railway Company, predecessor in interest to The Burlington and Northern Santa Fe Railway Company, and Kansas Emulsions, Inc., predecessor in interest to SemMaterials, L.P., dated February 12, 1979, as amended.

Memphis (EM), Tennessee

Lease between The Memphis Grain and Hay Association and Southern States Asphalt Co., a division of Ashland Oil, Inc., predecessor in interest to SemMaterials, L.P., dated April 24, 1989.

EXHIBIT A-3
UNDERLYING LEASES

Parsons, TN

Master Lease:

Lease Agreement dated effective as of May 1, 2003 between Nancy Ivey, Joe T. Burton,
James H. Burton, Sarah Vise, Lori Duke, Kirn Parks (collectively, "Master Lessor") and
Koch Materials Company

Amendment to Lease Agreement dated effective as of May 1, 2003 between Nancy Ivey, Joe T. Burton, James H. Burton, Sarah Vise, Lori Duke, Kim Parks and Koch Materials Company

Memorandum of Lease dated September 27, 2005 executed by SernMaterials, L.P., recorded in Book 209, Page 730 of the Register's Office of Decatur County, Tennessee

Assignment and Assumption of Lease Agreement dated February 20, 2008, between SernMaterials, L.P. and SernMaterials Energy Partners, L.L.C., recorded in Book 240, Page 206 of the Register's Office of Decatur County, Tennessee

Assignment and Assumption of Retained Leasehold Rights, effective March 31, 2009, between SernMaterials, L.P. and SernMaterials Energy Partners, L.L.C., recorded in Book 249, Page 129 of the Register's Office of Decatur County, Tennessee

Facility Legal Description:
Tract 1:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly comer of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 feet to a PK nail (found); thence continuing with said Vise boundary North 26 Degrees 22 Minutes 24 Seconds East a distance of 100.06 feet to an iron pin (found) said pin being the Northwesterly comer of said Vise and also being the Northeasterly comer of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14 and being the True Point of Beginning; thence with said Burton property North 69 Degrees 58 Minutes 07 Seconds West a distance of 100.00 feet being the Northwesterly comer of said Burton and also being in the boundary of the Joe Burton, et al property as described in Deed Book 65 Page 131; thence continuing with said Burton property North 69 Degrees 58 Minutes 07 Seconds West a distance of 224.06 feet to an iron pin (set) capped and stamped Southern States Survey hereinafter iron pin (set); thence South 21 Degrees 41 Minutes 00 Seconds West a distance of 100 feet to an iron pin (set) said pin being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; North 70 Degrees 03 Minutes 07 Seconds West a distance of 70.00 feet to an iron pin (set) said pin being the Southwesterly comer of the herein described Lease tract; thence with said Lease boundary North 15 Degrees 03 Minutes 00 Seconds East a distance of 792.29 feet to an iron pin (found) said pin being the Northwesterly comer of said Lease tract; thence South 84 Degrees 59 Minutes 30 Seconds East a distance of 354.54 feet to an iron pipe

(found) said pipe being located in the westerly boundary of the David W. Reed property as described in Deed Book 95 Page 361 and also being the Northeasterly comer of said Lease Tract; thence with the westerly boundary of said Reed property South 01 Degrees 01 Minutes 00 Seconds West a distance of 414.44 to an angle iron post (found) said post being the Southwesterly corner of said Reed property and also being the Northwesterly comer of the U.S. T.V.A. property as shown on the Kentucky Reservation Map 208-D; thence with the Westerly boundary of said T.V.A. property South 01 Degrees 01 Minutes 00 Seconds West 305.49 feet to an iron pin (set); thence continuing with said T.V.A. property South 26 Degrees 19 Minutes 52 Seconds West a distance of 102. 77 feet to an iron pin (found) said pin being the Northeasterly comer of said Sarah Vise property; thence with the Northerly boundary of said Vise property North 69 Degrees 00 Minutes 53 Seconds West a distance of 99.98 feet to the Point of Beginning and containing 7.84 acres more or less.

Tract 2:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly comer of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 feet to a PK nail (found) said nail being the Southeasterly comer of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14 and also being the True Point of Beginning; thence with said Burton property North 70 Degrees 03 Minutes 41 Seconds West a distance of 100.02 feet to an iron pin (found) said pin being the Southeasterly comer of the Joe Burton, et al property as described in Deed Book 65 Page 131; thence with said Burton property the following two calls both to iron pins (set) capped and stamped Southern States Survey, North 70 Degrees 03 Minutes 41 Seconds West a distance of 215.87 feet and North 21 Degrees 41 Minutes 00 Seconds East a distance of 100.00 feet; thence South 69 Degrees 58 Minutes 07 Seconds East a distance of 224.06 feet to the Northwesterly comer of said A. A. Burton property; thence South 69 Degrees 58 Minutes 07 Seconds East a distance of 100.00 feet to an iron pin (found) at the Northwesterly comer of said Vise property; thence South 26 Degrees 22 Minutes 24 Seconds West a distance of 100.06 feet to the Point of Beginning and containing 0.73 acres more or less.

Being a portion of the same property in which Ethel Burton conveyed a life estate in 1 /2 undivided interest to A. A. Burton, remainder to Joe Tinker Burton, Houston Burton, Betty Burton Laster and Nancy Burton Ivey, but reserving unto herself a life estate interest by Deed of record in Book 65, Page 131, Register's Office for Decatur County, Tennessee. Also being a portion of the same property in which Ethel Burton conveyed a life estate in 1/2 undivided interest to Carmon McMurry, remainder to Edward McMurry and Billie McMurry Vise, but reserving unto herself a life estate interest by Deed of record in Book 65, page 137, said Register's Office The said Betty Burton Laster has since died. A Quitclaim Deed from Jerry Laster to Lori Duke and Kim Parks was recorded in Book 184, page 679, said Register's Office. The said Billie McMurry Vise has since died and her Last Will and Testament recorded in Book 168, page 901, said Register's Office lists Sarah Vise as her sole heir.

Tract 3:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly corner of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 to a PK nail (found) said nail being the Southeasterly corner of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14; thence with said Burton property North 26 Degrees 22 Minutes 24 East a distance of 100.06 feet to an iron pin (found) in the southerly boundary of the Joe Burton property as described in Deed Book 65 Page 131; thence with said Burton property South 69 Degrees 00 Minutes 53 East a distance of 99.98 feet to an iron pin (found) said pin being the Southwesterly corner of the U.S. T.V.A. property as shown on the Kentucky Reservation Map 208-D; thence South 26 Degrees 19 Minutes 52 West a distance of 100.06 feet to the Point of Beginning and containing 0.23 acres more or less.

Being a portion of the same property conveyed to Carmon McMurry, reserving a life estate in Ethel Burton, by Deed of record in Book 65, Page 138, Register's Office for Decatur County, Tennessee.

El Dorado, KS

Master License

License dated as of July 12, 1985 between the Atchison, Topeka and Santa Fe Railway Company and Kansas Emulsions, Inc.

Assignment Contract dated December 26, 1986 between the Atchison, Topeka and Santa Fe Railway Company, Kansas Emulsions, Inc., and Bituminous Materials Company, Inc.

Consent to Sublicense dated December 26, 1986 between the Atchison, Topeka and Santa Fe Railway Company, Bituminous Materials Company, Inc., and Riffe Petroleum Company

Supplemental Agreement dated June 3, 1987 between the Atchison, Topeka and Santa Fe Railway Company and Bituminous Materials Company, Inc.

Letter Agreement dated March 1, 1988 between the Atchison, Topeka and Santa Fe Railway Company and Elf Asphalt, Inc.

Letter Agreement dated February 24, 1993 between the Atchison, Topeka and Santa Fe Railway Company and Elf Asphalt, Inc.

Lease Assignment and Assumption Agreement, dated 2005, by and among Koch Materials, LLC, SemMaterials, L.P., and the Atchison, Topeka and Santa Fe Railway Company

Assignment and Assumption of Lease Agreement dated as of February 20, 2008 between SemMaterials, L.P., SemMaterials Energy partners, L.L.C. and the Atchison, Topeka and Santa Fe Railway Company

Assignment and Assumption of Retained Leasehold Rights, effective March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description

A tract of land located in the Railroad right-of-way in a portion of in the West Half of the SW1/4 of Section 36, Township 25, Range 5, East of the 6thP.M., Butler County, Kansas, being more particularly described as follows:

Commencing at the North right-of-way line of Track No. 39 and the East right-of-way line of Oak Street; thence S 00°00'00" W, along said East right-of-way line, a distance of 85.00 feet to the Point of Beginning; thence S 69°12'21" E, a distance of 282.35 feet; thence N 85°16'45" E, a distance of 195.00 feet; thence N 11 °14'23" W, a distance of 64.00 feet to a point approximately 9 feet South of the centerline of Track No. 39; thence along a curve to the left, having a radius of 1151.44 feet, an arc length of 511.00 feet, and a chord bearing and distance N 72°06' 17" E, 506.82 feet; thence S 33°35' 17" E, a distance of 136.00 feet to a point approximately 9 feet West of the centerline of the Track No. 46; thence S 29°08'37" W a distance of 45.36 feet; thence along a curve to the left, having a radius of 1023.07 feet, an arc length of 208.42 feet, and a chord bearing and distance of S 20°52'31" W, 208.14 feet; thence a curve to the left, having a radius of 4159.36 feet, an arc length of 133.10 feet, a chord bearing a distance of S 16°14'49" W, 133.10 feet; thence N 89°26'58" W, a distance of 448.00 feet; thence N 55°48'40" W, a distance of 510.00 to the East right-of-way line of Oak Street; thence N 00°00'00" E, along said right-of-way line, a distance of 50.00 feet to the Point of Beginning. Containing 5.61 acres.

Catoosa, OK

Master Lease

Lease Agreement dated November 1, 2001 between the City of Tulsa-Rogers County Port Authority ("Master Lessor") and Koch Materials Company

As evidenced by: Memorandum of Lease, recorded in Book 1967, Page 862 of the records of Rogers County, Oklahoma

Lease Assignment and Assumption Agreement dated as of May 31, 2005 between Koch Materials, L.L.C., SemMaterials, L.P. and the City of Tulsa-Rogers County Port Authority

First Amendment of Lease Agreement dated as of November 1, 2006 between SemMaterials, L.P. and the City of Tulsa-Rogers County Port Authority

Assignment and Assumption of Lease Agreement dated as of February 20, 2008, among SemMaterials, L.P., SemMaterials Energy Partners, L.L.C. and City of Tulsa-Rogers County Port Authority, filed July 22, 2008, recorded in Book 1967, Page 875 of the records of Rogers County, Oklahoma

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C., recorded in Book 202, Page 522 of the records of Rogers County, Oklahoma

Facility Legal Description

A tract of land in Section 6, Township 20 North, Range 15 East of the Indian Base and Meridian, Rogers County, Oklahoma, according to the U.S. Government Survey thereof, more particularly described as follows, to wit:

Beginning at a point 13.80 feet due West and 3,564.35 feet due North of the Southeast comer of said Section 6; thence due West a distance of 517.64 feet. Thence on a curve to the left having a radius of 1,617.39 feet, a distance of 32.36 feet; thence N 00° 13' 19" W a distance of 400.32 feet; thence due East a distance of 550.00 feet; thence S 00° 13' 19" E a distance of 400.00 feet to the point of beginning.

Ardmore, OK

Master Lease #1

Lease dated as of February 3, 2004 between Bacon Incorporated and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #1

Tract 2, Lots 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 32, 33, 34, 35, 36, 37, 38 and 39, all in Block 20, Industrial Addition of the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof.

Master Lease #2

Lease dated as of July 29, 1983 between Margaret Banker Bacon, O.G. Bacon, III, Jane Bacon Reddick, and Riffe Petroleum Company

First Amendment to Lease dated as of January 1, 1990 between O.G. Bacon, III, Jane Bacon Reddick, and Elf Asphalt, Inc.

Second Amendment to Lease dated as of December 15, 1993 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Third Amendment to Lease dated as of January 1, 1999 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Fourth Amendment to Lease dated as of January 1, 2004 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #2

Tract 1, Lots 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31 all in Block 20, Industrial Addition to the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof

Master Lease #3

Lease dated as of February 3, 2004 between Bacon Incorporated and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #3

Tract 2, Lots 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 32, 33, 34, 35, 36, 37, 38 and 39, all in Block 20, Industrial Addition of the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof.

Exhibit B

Fees

Base Rental Fee:

With respect to Facilities under this Agreement, for each Contract Year Lessee shall pay to Lessor a base rental fee (the “Base Rental Fee”) equal to a total of $*** , as adjusted as provided in this Exhibit B. The Base Rental Fee shall be payable in equal monthly installments. The Base Rental Fee for all Facilities shall be payable in advance on or before the first day of each month, commencing on January 1, 2019 and shall be prorated for any partial month during the Term.

Lessor acknowledges that on December 21, 2018, Lessee prepaid the Base Rental Fee for the months of January, February and March, 2019, in the amount of $***, and property taxes totaling $***. Additionally, Lessee has paid to Lessor upon execution of this Agreement, the sum of $*** in prepayment of the Base Rental Fee for the months of April, May, June, July, August and September, 2019. These payments represent a discounted prepayment of Base Rental Fees for the months indicated and are non-refundable in the event of termination of this Agreement prior to date through which payments have been made.

In addition to the Base Rental Fee, Lessee shall pay to Lessor an amount equal to Property Taxes and Insurance Premiums (as hereafter defined) attributable to the Leased Premises. Lessee shall pay Property Taxes on a monthly basis with each monthly payment equal to 1/12 of the prior year’s Property Taxes for each Facility. After Property Taxes for the current year are paid, Lessee or Lessor, as applicable, will pay the other Party an amount equal to the difference of the actual Property Taxes paid for such year and the aggregate monthly payments that have been made by Lessee for such year. Lessor shall provide reasonable backup documentation of Property Taxes and Insurance Premiums. For purposes of this Exhibit B, “Insurance Premiums” shall mean premiums payable by Lessor for the property insurance which Lessor is required to carry pursuant to Section 11.6 hereof. Insurance Premiums will be invoiced on an annual basis. Lessee shall pay all such invoiced amounts for Property Taxes and Insurance Premiums within ten (10) days of the date of the applicable invoice.

Minimum Incentive Throughput Fee: If, in any Contract Year, Lessee fails to produce, handle, sell, or deliver at least *** tons of Product (“Minimum Throughput Quantity”) at the Facilities, Lessee shall pay to Lessor a fee ("Minimum Throughput Charge") representing the difference between the Minimum Throughput Quantity and the amount of Product actually handled, produced, sold, or delivered from the Facilities during such Contract Year (“Actual Throughput”). The Minimum Throughput Charge shall be computed by subtracting the Actual Throughput from the Minimum Throughput Quantity, and multiplying that difference by $***/ton. Lessor shall calculate the Minimum Throughput Charge on or before the thirtieth (30th) day following the end of such Contract Year and shall issue an invoice to Lessee therefor.

Excess Throughput Charge:

An excess throughput fee (“Excess Fee”) will be applied to all Products handled, produced, sold, or delivered exceeding the Minimum Throughput Quantity at the Facilities (“Excess Throughput Quantity”) during the Contract Year and each subsequent Contract Year. The Excess Fee shall be calculated as set forth in the following table:

Excess Throughput Quantity (> Minimum Throughput Quantity)	Fee (per ton) for such Throughput
Throughput of *** to *** tons	$***
Throughput of *** to *** tons	$***
Throughput > *** tons	$***

To illustrate such calculations, if Lessee handles a throughput of *** tons during any month, Lessee would owe a total of $*** as its Excess Fee, calculated: ($*** x *** tons) + ($*** x *** tons) +_($*** x *** tons)

For purposes of this Agreement, “Contract Year” means a period of 365 consecutive days commencing on January 1, 2019 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 consecutive days.

In the event that the terminal located in Austin, Texas is removed from coverage under this Agreement, Lessee and Lessor agree to deduct $***, as adjusted as set forth in this Attachment A, from the Base Rental Fee and to make a proportionate adjustment to Minimum Throughput Quantity consistent with past practice. If the removal of Austin occurs at other than the end of a Calendar Year, then the amount to be deducted from the Base Rental Fee shall be reduced in proportion with the number of days that have elapsed in such Calendar Year.

Utilities and Taxes:

Lessee is solely responsible for all utilities relating to the Facilities and any associated deposits and all such utilities shall be in Lessee’s name. Lessee will directly pay when due the actual cost of the utilities used at the Facilities. Lessee shall be solely responsible for all costs of storing and manufacturing asphalt products at the Facilities.

Lessee shall be responsible for, and shall indemnify and hold Lessor harmless from and against, all taxes, including but not limited to sales, use, personal property and income (Lessee’s) taxes generated from or otherwise related to Lessee’s use of the Facilities.

Adjustments:

The Base Rental Fee will be escalated January 1, 2020 and every January 1st thereafter by the percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) (“CPI”), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current year available compared to the same months of the prior year. In no event shall any of the fees de-escalate. The component of the Base Rental Fee attributable to the Memphis, Tennessee terminal shall not be escalated as set forth in this paragraph unless such terminal is used at any time during a Contract Year, in which case the component attributable to Memphis shall be escalated on January 1 of the year following such Contract Year.

Invoices

Customer shall pay the Base Rental Fee outlined in this Exhibit B in advance each Month based upon the then-current Base Rental Fee. For any periods less than one full calendar month, the monthly Base Rental Fee will be prorated for the actual days of occupancy. Owner shall invoice Customer for all other fees on a monthly basis or upon the expiration of a Contract Year, as applicable. All invoices shall be paid in accordance with Section 4.2 of the Agreement.

Allocation of Base Rental Fee:

As of January 1, 2019 the Base Rental Fee is allocated among the Facilities as set forth below:

Facility	Base Rental Fee Allocation (in US$)
Ardmore, OK	$***
Austin, TX	$***
Catoosa, OK	$***
Dodge City, KS	$***
El Dorado, KS	$***
Garden City, GA	$***
Halstead, KS	$***
Lawton, OK	$***
Little Rock, AR	$***
Memphis, TN	$***
Parson, TN	$***
Salina, KS	$***